Exhibit 99.1

Uranium Resources Files Proxy Statement for Reverse Stock Split, Secures Bridge Financing and Announces Plans to Conduct a Shareholder Rights Offering

•                  URI’s Board of Directors seeks shareholder approval of a reverse stock split in order to achieve compliance with NASDAQ’s minimum bid price requirement

•                  Resource Capital Fund V L.P. provides URI $5 million in bridge financing

•                  URI plans to raise up to $13 million through a shareholder rights offering; Pro rata opportunity for shareholders to purchase shares minimizes ownership dilution; RCF, Company’s largest shareholder, agrees to support the rights offering

LEWISVILLE, TX, December 17, 2012 — Uranium Resources, Inc. (NASDAQ:  URRE) (“URI” or the “Company”), today announced that it has filed a proxy statement to seek shareholder approval of a reverse stock split.  The Company also announced the closing of $5 million in bridge financing (“Bridge Financing”) with Resource Capital Fund V L.P. (“RCF”) and the Company’s plan to undertake a shareholder rights offering (“Rights Offering”) in 2013.

Reverse Stock Split Proposed to Shareholders to Maintain NASDAQ Listing

In order to regain compliance with NASDAQ’s minimum $1.00 bid price requirement and maintain the Company’s NASDAQ listing, URI’s Board has unanimously approved a charter amendment to conduct a reverse stock split.

On December 17, 2012, URI filed definitive proxy materials with the SEC seeking shareholder approval of the charter amendment that will permit it to conduct a reverse stock split of the Company’s issued and outstanding common stock, by a ratio of not less than 1-for-5 and not more than 1-for-15, with the final ratio to be determined by the Company’s Board following shareholder approval.  A special meeting of shareholders has been scheduled for January 14, 2013 to vote on the reverse split.

URI Secures Bridge Financing Facility

The $5 million Bridge Financing, which carries an annualized interest rate of 10%, will be used for the advancement of URI’s strategic projects and general working capital requirements.

Terence J. Cryan, Interim President and CEO of URI commented, “As our largest shareholder, we believe RCF’s commitment to URI with additional funds is validation of the inherent value of URI’s strategy and its assets.  Our near-term priorities are focused on those efforts that will de-risk and improve the economics of our Churchrock project, as well as maintain our restoration activities in Texas.  Our objective is to fully realize the value of our assets in the ground.”

The Bridge Financing contains customary representations, warranties, covenants, security provisions and events of default, and requires the Company to remain listed on the NASDAQ stock market.  It matures on the earlier of the closing of the planned Rights Offering or June 28, 2013.

Rights Offering to Existing Shareholders

URI plans to conduct a Rights Offering within 60 days of shareholder approval of the reverse split.  The Rights Offering will provide holders of the Company’s common stock a non-transferrable right to purchase additional shares in proportion with the number of shares held at the record date for the offering, which the Company’s Board will set following shareholder approval of the reverse split.  The Rights Offering is a means to raise no greater than $13 million in additional capital to support the Company’s activities.

By offering to URI shareholders the rights to purchase additional shares of common stock on a pro-rata basis, the Rights Offering permits shareholders to maintain their percentage ownership in the Company.

The Company and RCF also entered into a standby purchase agreement pursuant to which RCF agreed, subject to certain conditions, to participate in the proposed Rights Offering and to exercise rights so that total proceeds to the Company will equal at least $8.0 million.

This news release does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium.  Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas.  URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year.  URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota.  The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, and partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including, but not limited to, statements relating to the reverse stock split, the

Bridge Financing, the Rights Offering, RCF’s participation in the Rights Offering, mineralized uranium materials and production capacity of mining operations planned for properties in South Texas and New Mexico are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, whether the Company’s shareholders approve the charter amendment, whether the Company initiates and completes the Rights Offering, the Company’s compliance with the terms and conditions set forth in the Bridge Financing documents, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.